UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Zions Bancorporation, National Association

(Exact name of registrant as specified in its charter)

United States of America	87-0189025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One South Main Street Salt Lake City, Utah	84133
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
6.95% Fixed-to-Floating Rate Subordinated Notes due September 15, 2028	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 6.95% Fixed-to-Floating Rate Subordinated Notes due September 15, 2028 (the “Notes”), of Zions Bancorporation, National Association. The descriptions set forth under the section “Description of Notes” in the prospectus supplement dated September 12, 2013, as filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2013 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and under the section “Description of Debt Securities We May Offer” in the Prospectus included in the automatic shelf registration statement on Form S-3 (No. 333-173299) of Zions Bancorporation, as filed with the Commission on April 4, 2011, are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger of Zions Bancorporation and ZB, National Association dated July 10, 2018, incorporated by reference to Exhibit 2.1 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on October 2, 2018.

3.1	Second Amended and Restated Articles of Association of Zions Bancorporation, National Association, incorporated by reference to Exhibit 3.1 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on October 2, 2018.

3.2	Second Amended and Restated Bylaws of Zions Bancorporation, National Association, incorporated by reference to Exhibit 3.2 of Zions Bancorporation, National Association’s Current Report on Form 8-K filed on April 4, 2019.

4.1	Subordinated Debt Indenture, dated September 10, 2002, between Zions Bancorporation and J.P. Morgan Trust Company, National Association, as trustee, with respect to subordinated debt securities of Zions Bancorporation, incorporated by reference to Exhibit 4.2 of Zion Bancorporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

4.2	Form of Note representing the Notes, incorporated by reference to Exhibit 4.2 of Zions Bancorporation’s Form 8-A12b filed on September 17, 2013.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZIONS BANCORPORATION, NATIONAL ASSOCIATION

Date: December 31, 2019	By:	/s/ Paul Burdiss
		Name:	Paul Burdiss
		Title:	Executive Vice President and Chief Financial Officer